Exhibit 99.2

February 17, 2009

To: Shareholders, Employees and Friends

Hudson Highland Group 2008 Fourth Quarter Financial Results

Market Observations

As investors reflect on 2008 results, it is clear that Hudson, like other industry competitors throughout the world, is feeling the impact of a deep, spreading global recession. The recession has reached far beyond the financial and housing sectors to virtually every industry. Many analysts believe the recession will last throughout 2009, and some predict it will continue into 2010.

In projecting the breadth and depth of the current downturn, we cannot exclusively use models from past recessions. The global economy has become far more intricate and interconnected than in prior recessions, as barriers have come down between countries’ local economies and across industries. In addition, the instability surrounding the global financial services industry has had an unprecedented impact on the overall economy in virtually every developed country.

Hudson’s regional results have mirrored the recession’s global expansion beyond North America and the U.K., into Australia, New Zealand and developing markets in Asia. The impact in Continental Europe and, to some extent Australia, has been less severe than other regions to date, and that benefited Hudson in 2008. However, the European Commission forecasts a severe decline in GDP for the Eurozone in 2009 and the Reserve Bank of Australia forecasts a significant slowdown, although not a contraction.

From past recessions we know that economic downturns reach across regions and industries at different times and with different severity. Given this, we believe that Hudson will benefit from its geographic diversity as regions that felt the recession earliest, such as North America, reach their cyclical lows and rebound, countering those that continue to fall.

In the face of the current challenging environment, Hudson took actions starting at the end of 2007 and throughout 2008 in all of its markets to reduce the company’s expense base. In the fourth quarter of 2008, the company was able to make up approximately 50 percent of the year-over-year gross margin decline from fourth quarter 2007 through expense reductions. While our restructuring initiatives have helped mitigate some of the impact of decreased demand on adjusted EBITDA in 2008, we believe they will have a larger impact on results in 2009.

Unemployment trends generally lag economic trends, with unemployment rates peaking after the economy has begun to recover. The unemployment rate correlates to some extent with the demand for permanent recruitment. With approximately 50 percent of our gross margin coming from permanent recruitment, we expect Hudson’s recovery cycle in permanent recruitment will likely lag any economic recovery. We believe that our focus on specialization will mitigate the impact of this lag effect.

Financial Results

Fourth quarter revenue decreased 28 percent to $207.4 million from $288.8 million for the year ago period. Gross margin of $86.5 million, or 41.7 percent of revenue, was down 33 percent from $129.4 million, or 44.8 percent of revenue for the same period last year. An adjusted EBITDA loss of $3.4 million, or 1.6 percent of revenue, was down from adjusted EBITDA of $13.1 million for the fourth quarter of 2007.

$000s

For the Three Months Ended December 31, 2008	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$52,394	$84,232	$70,752	$—	$207,378

Gross margin	$14,115	$42,760	$29,582	$—	$86,457

Adjusted EBITDA (1)	$(546)	$4,010	$263	$(7,130)	$(3,403)
Business reorganization expenses (recoveries)	1,237	1,634	2,399	997	6,267
Merger and integration expenses (recoveries)	—	—	—	—	—
Goodwill and other impairment charges	40,748	19,598	6,741	—	67,087

EBITDA (1)	(42,531)	(17,222)	(8,877)	(8,127)	(76,757)
Depreciation and amortization	1,112	1,325	917	66	3,420

Operating income (loss)	$(43,643)	$(18,547)	$(9,794)	$(8,193)	$(80,177)

For the Three Months Ended December 31, 2007	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$68,482	$113,561	$106,799	$—	$288,842

Gross margin	$21,041	$59,815	$48,556	$—	$129,412

Adjusted EBITDA (1)	$1,208	$10,120	$8,736	$(6,982)	$13,082

Acquisition-related expenses	—	837	—	—	837
Business reorganization expenses (recoveries)	(118)	—	(34)	(124)	(276)
Merger and integration expenses (recoveries)	2	—	—	6	8

EBITDA (1)	1,324	9,283	8,770	(6,864)	12,513
Depreciation and amortization	1,070	1,373	1,037	45	3,525

Operating income (loss)	$254	$7,910	$7,733	$(6,909)	$8,988

(1) Refer to the footnote at the end of this document on Adjusted EBITDA and EBITDA.

Goodwill and Other Impairments

On December 18, 2008, the company announced that it was conducting its annual impairment testing of goodwill and other long-term assets during the fourth quarter, and that the company may record a non-cash impairment charge. The process followed the required accounting guidance and the analysis included consideration of factors such as deterioration in macro-economic conditions, their impact on the company’s markets and business performance, and the decline in the market price of the company’s common stock. Based on this analysis, the company recorded a $67.1 million non-cash impairment charge for goodwill and other long-term assets in the fourth quarter of 2008.

Restructuring Program

During the first quarter of 2009, the company expects to continue to streamline its operations in response to shifting market conditions. The company expects to have $3-$5 million of restructuring charges during the first quarter of 2009. During 2008, the company incurred $11.9 million of restructuring charges in conjunction with its 2008 program, including $6.3 million in the fourth quarter of 2008. Fourth quarter expenses were related to severance and reorganization in all three regional businesses of the company. The restructuring charge and the company’s management of costs overall contributed to the $26 million reduction in expenses that offset some of the gross margin decline in the fourth quarter.

Regional Highlights

Hudson Americas

Hudson Americas revenue decreased 23 percent and gross margin dollars decreased 33 percent, both compared with the prior year quarter. Adjusted EBITDA decreased to a loss of $0.5 million, compared with adjusted EBITDA of $1.2 million for the fourth quarter of 2007.

Temporary contracting gross margin dollars declined 30 percent compared with the prior year quarter, while permanent recruitment declined 45 percent. The decline in temporary contracting gross margin resulted from a 28 percent decline in Legal, a 38 percent decline in IT and a 23 percent decline in Financial Solutions, all compared with the prior year quarter.

Temporary contracting gross margin percentage decreased to 23.6 percent in the fourth quarter, down from 26.2 percent in the prior year quarter. This margin decrease resulted from margin declines in both Legal and IT, partially offset by a margin increase in Financial Solutions.

Hudson Europe

Hudson Europe revenue decreased 26 percent, gross margin decreased 29 percent and adjusted EBITDA decreased 60 percent, all compared with the prior year quarter. In constant currency, revenue declined 11 percent, gross margin decline 16 percent and adjusted EBITDA declined 57 percent.

The gross margin decline resulted from a 26 percent decrease in the U.K. and a 7 percent decrease in continental Europe, both in constant currency.

On a constant currency basis, temporary contracting gross margin dollars were flat in the U.K and up 4 percent in continental Europe. Permanent placement gross margin declined 40 percent in the U.K. and 21 percent in continental Europe, also in constant currency.

Temporary contracting gross margin percentage increased to 21.4 percent from 20.7 percent in the fourth quarter of the prior year, resulting from a shift in mix as well as an increase in gross margin percentage in the U.K., somewhat offset by a decrease in continental Europe.

Hudson Europe adjusted EBITDA was $4.0 million, or 4.8 percent of revenue in the fourth quarter, compared with $10.1 million, or 8.9 percent of revenue in the prior year quarter.

Hudson Asia Pacific

Asia Pacific revenue decreased 34 percent, gross margin decreased 39 percent, and adjusted EBITDA decreased 97 percent from the prior year quarter. In constant currency, revenue decreased 16 percent, gross margin declined 26 percent and adjusted EBITDA declined 89 percent.

In Australia/New Zealand in constant currency, revenue decreased 14 percent, gross margin decreased 23 percent and adjusted EBITDA decreased 68 percent. The gross margin decline was driven primarily by a decrease in permanent placement gross margin as well as a decrease in temporary contracting gross margin.

In Asia in constant currency, revenue decreased 36 percent and gross margin decreased 37 percent, as gross margin declined in all four countries of Asia, resulting in a loss at the adjusted EBITDA level.

Temporary contracting gross margin percentage in Asia Pacific decreased to 17.4 percent from 17.7 percent in the fourth quarter of 2007.

Hudson Asia Pacific generated $0.3 million in adjusted EBITDA in the fourth quarter, or 0.4 percent of revenue, compared with $8.7 million, or 8.2 percent of revenue in the prior year quarter.

Corporate

Corporate expenses were $0.1 million higher than the prior year period, as lower compensation and travel expenses in the fourth quarter were slightly offset by higher professional fees.

Recent Events

Liquidity and Capital Resources

On December 30, 2008, the company announced it had amended its senior secured credit facility with Wells Fargo Foothill. The revised agreement has no minimum EBITDA covenant, but instead requires Hudson to maintain a minimum borrowing availability of $25 million. Borrowings are based on eligible receivables. The maturity date of the amended credit facility remains July 31, 2012. The company ended the fourth quarter of 2008 with $43.9 million in net cash, an increase from $39 million at the end of 2007, and excess availability under the credit facility of $19.7 million.

Share Repurchase Program

On February 4, 2008, the company announced that its board of directors authorized the repurchase of up to $15 million of the company’s common stock. During the fourth quarter, the company repurchased 493,783 shares at a total cost of approximately $1.7 million. Since the inception of the program, the company has repurchased 1,248,456 shares at a total cost of approximately $7.5 million. The company’s amended credit facility prohibits stock repurchases after February 28, 2009.

Guidance

Due to turbulent economic conditions and low visibility, the company will not provide formal guidance for the first quarter of 2009. The company expects operating conditions to remain weak throughout the first quarter. In a normal year, revenue and adjusted EBITDA in the first quarter would be lower than the fourth quarter of the preceding year. In 2009, we expect that this difference would be larger due to the decline in the general economy.

In the first quarter of 2008, the company reported revenue of $295.5 million and adjusted EBITDA of $6.3 million. Last year’s first quarter at current forecast exchange rates would have resulted in revenue of $242.3 million and adjusted EBITDA of $3.7 million.

Safe Harbor Statement

This letter contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this letter, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations including the current economic downturn; the ability of clients to terminate their relationship with the company at any time; risks in collecting our accounts receivable; implementation of the company’s cost reduction initiatives effectively; the company’s history of negative cash flows and operating losses may continue; the company’s limited borrowing availability under our credit facility, which may negatively impact our liquidity; restrictions on the company’s operating flexibility due to the terms of its credit facility; fluctuations in the company’s operating results from quarter to quarter; risks relating to the company’s international operations, including foreign currency fluctuations; risks related to our investment strategy; risks and financial impact associated with dispositions of underperforming or non-core assets; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; competition in the company’s markets and the company’s dependence on highly skilled professionals; the company’s exposure to employment-related claims from both clients and employers and limits on related insurance coverage; the company’s dependence on key management personnel; volatility of stock price; the impact of government regulations; restrictions imposed by blocking arrangements. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this letter. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended December 31, 2008	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$52,394	$84,232	$70,752	$—	$207,378

Gross margin	$14,115	$42,760	$29,582	$—	$86,457

Adjusted EBITDA (1)	$(546)	$4,010	$263	$(7,130)	$(3,403)
Business reorganization expenses (recoveries)	1,237	1,634	2,399	997	6,267
Merger and integration expenses (recoveries)	—	—	—	—	—
Goodwill and other impairment charges	40,748	19,598	6,741	—	67,087

EBITDA (1)	(42,531)	(17,222)	(8,877)	(8,127)	(76,757)
Depreciation and amortization	1,112	1,325	917	66	3,420

Operating income (loss)	$(43,643)	$(18,547)	$(9,794)	$(8,193)	$(80,177)

For the Three Months Ended December 31, 2007	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$68,482	$113,561	$106,799	$—	$288,842

Gross margin	$21,041	$59,815	$48,556	$—	$129,412

Adjusted EBITDA (1)	$1,208	$10,120	$8,736	$(6,982)	$13,082
Acquisition-related expenses	—	837	—	—	837
Business reorganization expenses (recoveries)	(118)	—	(34)	(124)	(276)
Merger and integration expenses (recoveries)	2	—	—	6	8

EBITDA (1)	1,324	9,283	8,770	(6,864)	12,513
Depreciation and amortization	1,070	1,373	1,037	45	3,525

Operating income (loss)	$254	$7,910	$7,733	$(6,909)	$8,988

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

Reconciliation For Constant Currency

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition. The table below summarizes the impact of foreign exchange adjustments on our operating results for the three months ended December 31, 2008.

	2008		2007
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$52,394	$155	$52,549	$68,482
Hudson Europe	84,232	17,142	101,374	113,561
Hudson Asia Pacific	70,752	18,852	89,604	106,799

Total	207,378	36,149	243,527	288,842
Direct costs:
Hudson Americas	38,279	28	38,307	47,441
Hudson Europe	41,472	9,900	51,372	53,746
Hudson Asia Pacific	41,170	12,493	53,663	58,243

Total	120,921	22,421	143,342	159,430
Gross margin:
Hudson Americas	14,115	127	14,242	21,041
Hudson Europe	42,760	7,242	50,002	59,815
Hudson Asia Pacific	29,582	6,359	35,941	48,556

Total	$86,457	$13,728	$100,185	$129,412

Selling, general and administrative (1)
Hudson Americas	$15,772	$110	$15,882	$20,902
Hudson Europe	40,076	7,110	47,186	51,907
Hudson Asia Pacific	30,239	5,852	36,091	40,857
Corporate	7,195	—	7,195	7,027

Total	$93,282	$13,072	$106,354	$120,693

(1)	Selling, general and administrative expenses include depreciation and amortization and acquisition related expenses.